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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



       We consent to the incorporation by reference in Registration Statements (Form S-8 No. 2-68366, Form S-8 No. 33-60725, Form S-8 No. 33-60727, Form S-8
No. 333-13751, Form S-8 No. 333-19325, Form S-8 No. 333-70239, Form S-8 No.
33-27866, Form S-8 No. 333-56947, Form S-3 No. 33-42027, Form S-3 No. 33-46325,
Form S-3 No. 33-52121, and Form S-3 No. 333-68211) of AMR Corporation, and in the related Prospectuses, of our reports dated January 17, 2000, except for the second paragraph of Note 12, for which the date is March 15, 2000, with respect to the consolidated financial statements and schedule of AMR Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1999.



                                       ERNST & YOUNG LLP


Dallas, Texas
March 27, 2000